Exhibit 99.1
For further information:
Media Contact:
Amy Yuhn
312-564-1378
ayuhn@theprivatebank.com

Investor Relations Contact:
Sarah Lewensohn
312-564-3894
slewensohn@theprivatebank.com

For Immediate Release:

PrivateBancorp Declares Quarterly Cash Dividend

CHICAGO, May 24, 2013 -- PrivateBancorp, Inc. (NASDAQ: PVTB) today announced its board of directors declared a quarterly cash dividend of $0.01 per share for the second quarter 2013 payable on June 28, 2013, to stockholders of record on June 14, 2013. This dividend is unchanged from the prior quarterly dividend of $0.01 per share.

About PrivateBancorp, Inc.
PrivateBancorp, Inc., through its subsidiaries, delivers customized business and personal financial services to middle-market companies, as well as business owners, executives, entrepreneurs and families in all of the markets and communities it serves. As of March 31, 2013, the Company had 36 offices in 10 states and $13.4 billion in assets. Our website is www.theprivatebank.com.

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